Exhibit 99.2

Transcript of Packaged Ice, Inc.’s

Second Quarter 2003 Earnings Conference Call

August 5, 2003

10:00 am EDT

Operator:

Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Packaged Ice second quarter earnings conference call. At this time all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone does need assistance at any time during today’s conference, please press the star followed by the 0. As a reminder this conference is being recorded today, Tuesday, August 5th, 2003. At this time I’d like to turn the conference over to Ms. Lisa Elliott, Vice President of DRG&E. Please go ahead, ma’am.

Lisa Elliott - DRG&E - Vice President:

Thank you, Jamie, and good morning everyone. We appreciate you joining us for Packaged Ice’s conference call to review quarterly results.

But before I turn the call over to management, I have a few items to run through. This morning the release was broadcast to the company’s fax and e-mail lists. If you would like to be on one of these lists or didn’t receive yours due to a technical difficulty please call our office at DRG&E, and that number is 713-529-6600. In a few hours a replay of today’s call will be available via webcast by going to the company’s website at www.reddyice.com, spelled R-E-D-D-Y-I-C-E.com where it will be archived in the financial section. Additionally, a telephonic replay will be available later this morning by dialing 303-590-3000, and entering the pass code, 548166. You will also find this information in the press release.

As you know, today management is going to discuss certain subjects that will contain forward-looking information that are based on management’s beliefs, as well as, assumptions made by and information currently available to management. Forward-looking information includes statements regarding expected revenues and earnings per share for the third quarter and year 2003. Such statements do not include the potential impact of any disposition of assets, asset impairment charges or gains or losses on the extinguishments of debt, as well as, any mergers, acquisitions, or other business combinations or divestitures that may occur after August 4, 2003.

Although the company believes that the expectations reflected in such forward-looking statements are reasonable it can give no assurances that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including known events and developments that may have an impact on the company’s future operating results. Should one or more of these risks materialize or should underlying assumptions prove incorrect, we caution that actual results could differ materially from those that management might be describing in today’s discussion. Additional detailed information concerning the number of factors that could cause actual results to differ materially from today’s information is readily available in the company’s SEC filings under the heading, “Risk Factors.”

Now I would like to turn the call over to Mr. Bill Brick, Packaged Ice’s Chairman and Chief Executive Officer. Bill?

William Brick - Packaged Ice - Chairman and Chief Executive Officer:

Thank you, Lisa. Good morning, everyone and thanks for joining us on this conference call. I would like to reiterate that the purpose of this call is to discuss the second quarter earnings and the outlook for the remainder of the year as it relates to the existing Packaged Ice entity.

As most of you know, we previously announced the pending merger between Packaged Ice and an entity formed through the partnership of Trimaran Capital Partners and Bear Stearns Merchant Banking. I’m happy to report that we’ve made substantial progress towards the completion of this transaction and expect to close in the near future. Our annual meeting is scheduled for August 14 and assuming an affirmative vote, we will close as soon as practical afterwards. Additionally, in connection with the merger, we have launched a tender offer for $255 million of senior notes that are currently outstanding. We plan to close the tender simultaneously with the closing of the merger.

On this call we will not be able to address any questions about how we expect the company to perform or what the company may or may not do after the merger is completed. Our results for the second quarter 2003 were at the lower end of our expectations, which were down from last year’s second quarter. My comments will address these results from a broad perspective and more specifically within the context for our annual and longer term goals.

As usual, Steve Janusek, our Chief Financial Officer, will follow my preliminary comments with a more detailed discussion of the financial results. As I mentioned, results for the second quarter were at the lower end of our previously stated guidance. Revenues of $70.7 million were slightly below our guidance range and were $2.8 million below the same quarter last year. EBITDA of $23 million was at the low end of the guidance range. EBITDA increased $1.3 million dollars in the second quarter of 2003 compared to prior year’s second quarter.

The lower than expected revenue in EBITDA during the quarter was primarily a result of the challenging weather conditions in our Eastern markets compared with extremely good conditions last year in those same markets, especially during the month of June. This quarter was a reminder to us that a particular month, or even a quarter, can be marginally affected by weather despite our geographical coverage. However, our results for the six months, combined with the more historic month of July, continues to give us comfort that we are well positioned to meet our goals for 2003.

At this time I’ll turn it over to Steve Janusek.

Steve Janusek  - Packaged Ice - Chief Financial Officer:

Thanks, Bill. Good morning, let me provide some additional detail regarding the second quarter. Revenues were $70.7 million versus $73.7 million in last year’s quarter. Once again, slightly below our guidance range. Cost of sales were $40.5 million in this year’s second quarter compared with $41.1 million in the same period of 2001. The gross profit margin was 42.7% compared to 44.1% in the second quarter of 2002. The decreased margin is primarily due to lower volume sales in our ice operations with a lack of proportional reductions in fixed costs during the quarter.

Operating expenses for the quarter were $7.3 million, or 10.3% of revenue, compared to $8.1 million, or 11.0% of revenues in last year’s same quarter. The lower expenses this year were primarily related to the decrease in incentive compensation expense during the quarter. EBITDA for the quarter decreased $1.3 million to $23.0 million from $24.3 million in last year’s second quarter. For a reconciliation of EBITDA to net income available to common shareholders, please go to today’s press release on our website at www.reddyice.com.

Depreciation and amortization expense totaled $5.9 million compared to $6.5 million in last year’s second quarter. The lower expense this year is due primarily to lower CAPEX in recent years and the ongoing efforts to dispose of excess assets. In last year’s second quarter, we recognized a gain on the extinguishment of debt of $0.4 million. During this year’s second quarter we did not purchase any of our senior notes on the open market.

Interest expense was $8.5 million in the quarter compared to $8.8 million in the second quarter of ‘02. This improvement is primarily related to our overall lower average debt balances during the quarter as a result of the purchase of $15 million of our senior notes during 2002. The net income available to common shareholders was $7.5 million or 36 cents per diluted share, compared to net income of 8.2 million or 39 cents per diluted share in the second quarter of ‘02. For the first full six months of the year, revenues were $103.3 million versus $106.2 million in last year’s first six months. As mentioned earlier, revenues were lower than last year due to reduced volume in our Eastern markets, primarily during the month of June.

Costs of sales were $66.3 million in this year’s first six month compared to $67.2 million in the same period of 2002. The gross profit margin was 35.8% compared to 36.7% in the first six months of ‘02. Operating expenses for the quarter, for the first six months, were $14.7 million or 14.2% of revenue compared to $16.3 million or 15.3% in last year’s same period. Once again, the lower expense this year was primarily related to decreased incentive compensation expenses during the year.

EBITDA for the first six months decreased $0.4 million to $22.4 million from $22.8 million in last year’s same period. Our EBITDA performance was within $0.6 million of the midpoint of our combined guidance ranges for the first six months of 2003 in the amount of $23 million. Depreciation and amortization expense totaled $11.7 million compared to $12.9 million in last year’s first six months. Once again, this lower expense is due primarily to lower CAPEX in recent years.

In last year’s first six months, we recognized a gain on extinguishments of debt of $0.8 million. Once again, also, we did not purchase any senior notes on the open market for this entire year. Interest expense was $16.9 million in the first six months of ‘03 compared to $17.6 million for the same period of ‘02. The net loss available to common shareholders was $8.3 million or 41 cents per share compared to a loss of $82.3 million or $4.08 per share in the first six months of ‘02. The company implemented FAS 142 in the first quarter of ‘02, which resulted in an initial impairment charge of $73.2 million or $3.64 per share.

Turning to the balance sheet, total assets were $356.1 million compared to $347.6 million at December 31st, 2002. Cash and equivalents was $6.2 million compared to $6.5 at the end of 2002. Our liquidity continues to remain healthy. At the end of the second quarter we had $13.8 million outstanding on our revolver and our total availability was approximately $14.6 million. As of yesterday, we had $16.8 million outstanding on our revolver and our availability was $11.6 million. We expect our availability to grow steadily from this point forward as we are now in our peak cash generation period.

Accounts receivable at the end of the second quarter were $27.9 million, a significant improvement from $32.2 million on June 30th, 2002. Accounts payable and accrued expenses were $38.3 million compared to $41.4 million on June 30th, 2002. We do not expect to see significant changes in working capital for the remainder of the year as compared to the respective 2002 periods.

Capital expenditures in the second quarter were $3.4 million and dispositions of assets generated cash of $0.1 million during the quarter, bringing the year-to-date total to $6.1 million and $1.1 million respectively. Looking ahead to 2003 in total, we continue to expect our gross capital expenditures to be in the range of $12 to $13 million. We also anticipate additional dispositions during the remainder of the year resulting in net CAPEX, after the dispositions, of $10.5 million and $11.5 million. This CAPEX guidance does not include the purchase of operating releases related to our Ice factories which are planned to be purchased in connection with the upcoming merger.

Finally, let me provide some more detailed guidance for the third quarter of 2003. We expect revenues of $84 to $89 million, EBITDA in the range of $30 to $33 million, and net income available to common shareholders in the range of $15 million, or 71 cents per diluted share, to a net income of $18 million, or 86 cents per diluted share. Further, we now expect revenues for the full year of 2003 to be between $230 and $240 million, with EBITDA ranging from $59 to $62 million. Our expectations for net income available to shareholders are in the range from a net loss of $2 million or 10 cents per share to net income of $1 million or five cents per share. Please note we have also included the midpoint of our estimated ranges of depreciation and amortization expense, interest expense and preferred dividends in our reconciliation of EBITDA to net income or loss available to common shareholders. These numbers do not take into account the pending merger that we have planned.

At this point let me turn the call back over to Bill for additional comments.

William Brick  - Packaged Ice - Chairman and Chief Executive Officer:

Thanks, Steve. As I said earlier, our results for the second quarter and the first six months of 2003 suggest that we continue to be positioned to achieve our goals for 2003, including improvement of our operating results and debt reduction. We believe that after an extensive analysis of all the various options available to the company in dealing with the pending maturities of our existing credit facilities, senior notes and preferred stock, the pending merger represents the most attractive means to maximize shareholder value.

I would like to take this opportunity on behalf of the Board of Directors and management team to thank our existing common stockholders, preferred stockholders, and senior note holders for the support they have given the company during some challenging years. As usual, I close with thanking all of our employees at every level for a job well done. Thank you for joining us today. Now we’d be happy to take any of your questions. Lisa?

Operator:

Thank you, sir. Ladies and gentlemen, at this time we will begin the question-and-answer session. If you do have a question, please press the star followed by 1 on your push-button phone. If you would like to decline from the polling process, simply press star followed by 2. You will hear a three-tone prompt acknowledging your selection. Please ask one question and one follow-up question and then re-queue for additional questions. If you are using speakerphone equipment today will you need to lift the handset before pressing the numbers. One moment please for our first question. Our first question is from Ray Cheeseman with Jefferies & Company. Please go ahead.

Ray Cheeseman  - Jefferies & Company, Inc.:

Good morning, gentlemen. I had two questions for you. First is, Bill, with the change in your capital structure, are there any changes in your 2004 CAPEX plans or forecasts?

William Brick  - Packaged Ice - Chairman and Chief Executive Officer:

None at all, Ray.

Ray Cheeseman  - Jefferies & Company, Inc.:

So it’s still in that kind of 12 to 13 range?

William Brick  - Packaged Ice - Chairman and Chief Executive Officer:

Yes.

Ray Cheeseman  - Jefferies & Company, Inc.:

Also, with the new capital structure in place, how much would we be plugging in for interest expense on an annualized basis as opposed to the capital structure you just had to live with over the last couple of years?

Steve Janusek  - Packaged Ice - Chief Financial Officer:

Ray, I think at this time we’re not really able to kind of discuss what the new company may or may not look at.

Ray Cheeseman  - Jefferies & Company, Inc.:

Okay, I’ll change the question then. How much money do we save on the EBITDA line from the lease repurchases?

Steve Janusek  - Packaged Ice - Chief Financial Officer:

I could say at our historical 12-month trailing numbers, our lease expenses are currently about $4 million a year.

Ray Cheeseman  - Jefferies & Company, Inc.:

Okey-doke. Thank you very much.

William Brick  - Packaged Ice - Chairman and Chief Executive Officer:

Thanks, Ray.

Operator:

Thank you, sir. Our next question is from Christina Boni with Credit Suisse First Boston. Please go ahead.

Christina Boni - Credit Suisse First Boston:

Good morning, everyone. I was hoping you could comment, with respect to the quarter, on pricing versus volume, if you can give us a sense of what the volume decline was and also what your outlook with respect to pricing is.

Steve Janusek  - Packaged Ice - Chief Financial Officer:

Christina, clearly, like we illustrated on the call, volume was the driver in the revenue decline during the quarter. During the quarter our volume was off in the East Coast market by approximately 5% during the quarter, which accomplished the majority of the revenue decline from last year. During the quarter our average pricing was slightly higher than last year at this time.

Christina Boni - Credit Suisse First Boston:

Is your outlook to take further price increases in the second half of the year?

William Brick  - Packaged Ice - Chairman and Chief Executive Officer:

No.

Christina Boni - Credit Suisse First Boston:

So we should see pricing remain relatively stable from here on in?

William Brick  - Packaged Ice - Chairman and Chief Executive Officer:

Yes.

Christina  Boni - Credit Suisse First Boston:

Okay. Great. My second question was, you talked about the lack of leverage and cost of goods sold. Were there any other inputs where you saw changes, whether it was bad prices, electricity? Maybe you can comment on some of your other inputs.

Steve Janusek  - Packaged Ice - Chief Financial Officer:

No, it was truly just volume declines. We had no other expense lines that caused us concern.

Christina Boni - Credit Suisse First Boston:

Great. Thank you very much.

Operator:

Thank you. Ladies and gentlemen , if there are any additional questions at this time, please press the star, followed by 1. As a reminder, if you are using speakerphone equipment you will need to lift the handset. Our next question is from Phillip Schantz with Credit Suisse Asset Management.

Phillip Schantz  - Credit Suisse Asset Management:

Good morning. Can you explain why the tender for the 9-3/4’s was extended to August 15th?

Steve Janusek  - Packaged Ice - Chief Financial Officer:

Yes. We clearly anticipated the tender to close simultaneous with the merger, and until we actually close the merger with all the proceeds from our new financing and our new equity, would we have the money to close the tender. So it was always planned to close simultaneously. It was intended to match up with the closing date

Phillip Schantz - Credit Suisse Asset Management:

Was there a delay in the equity contribution?

Steve Janusek  - Packaged Ice - Chief Financial Officer:

No. It was just timing and when we can close the merger. Our clearance from the SEC and everything else. We put the tender out there for an original 20-day period and always planned to extend it to sync up with the close.

Phillip Schantz - Credit Suisse Asset Management:

Okay, thank you.

Operator:

Thank you. Our next question is from Adam Zirkin with RBC Capital.

Adam Zirkin  - RBC Capital:

Hi, guys. Quick question for you. How did the cap structure change in terms of how the proceeds were to be applied?

Steve Janusek  - Packaged Ice - Chief Financial Officer:

From our proxy that we filed with our shareholders, what we have — you know, we’ve planned a new 2 — a new $150 million senior subordinate note offer and a new $170 million credit facility with an equity commitment around $188 million.

Adam Zirkin  - RBC Capital:

Okay. The new credit facility lined up at this point?

Steve Janusek  - Packaged Ice - Chief Financial Officer:

Yes.

Adam Zirkin  - RBC Capital:

Okay. Thank you.

Operator:

Thank you. Our next question is from David Maura with First Albany.

David Maura  - First Albany:

Good morning, gentlemen. Just real quick on the purchase of the operating leases, just to refresh my memory, it’s roughly what? 10 to $13 million is the buyout?

Steve Janusek  - Packaged Ice - Chief Financial Officer:

On our sources and uses, the purchase is approximately $9.5 million.

David Maura  - First Albany:

$9.5 million. So basically, it's just going to increase the on-balance sheet debt by $9.5 and you should be able to reduce — between COGS and SG&A, $4 million resulting in a pro forma EBITDA bump of $4 million, is that accurate?

Steve Janusek  - Packaged Ice - Chief Financial Officer:

Yes. It’s all in cost of goods sold.

David Maura  - First Albany:

It’s all in cost of goods sold, okay. Thanks, Steve. And then, briefly just — I know it’s minor, but what are the assets that you are disposing of to get to these net CAPEX numbers?

Steve Janusek  - Packaged Ice - Chief Financial Officer;

Just continued excess assets, real estate. We still have a few pieces around the country that we continue to dispose.

David Maura  - First Albany:

Just small real estate parcels?

Steve Janusek  - Packaged Ice - Chief Financial Officer:

Very small.

David Maura  - First Albany:

Okay. Thanks very much.

Operator

Thank you. Our next question is a follow-up question from Ray Cheeseman with Jefferies & Company.

Ray Cheeseman  - Jefferies & Company, Inc.:

Thank you. I just wanted to make sure I understood, when you said the dispositions generated $100,000, that was the gross proceeds or that was also the profit from the sale?

Steve Janusek  - Packaged Ice - Chief Financial Officer:

No, it was gross proceeds.

Ray Cheeseman  - Jefferies & Company, Inc.:

Okay. Thank you.

Steve Janusek  - Packaged Ice - Chief Financial Officer:

Which brings the total to $1.1 million for the year.

Ray Cheeseman  - Jefferies & Company, Inc.:

Do you expect to sell anything in the third quarter? Is there anything lined up?

Steve Janusek  - Packaged Ice - Chief Financial Officer:

Just very small, just to kind of get to that net CAPEX range of $10.5 to $11.5.

Ray Cheeseman  - Jefferies & Company, Inc.:

Okay. Thank you very much.

Operator:

Thank you. Mr. Brick, there are no further questions at this time. Please continue.

William Brick  - Packaged Ice - Chairman and Chief Executive Officer :

Well, we just want to thank everybody for their time this morning and their support and we will look forward to talking to people in 90 days.

Operator:

Thank you, sir. Ladies and gentlemen, this does conclude today’s Packaged Ice second quarter earnings conference call. If you would like to listen to a replay of today’s conference, please dial area code 303-590-3000 and enter access number 548166 followed by the pound sign. Once again, if you would like to listen to a replay of today’s call, please dial 303-590-3000 and enter access number 548166 followed by the pound sign. Once again, thank you so much for your participation today. You may now disconnect.